UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 23, 2011
Morgans Hotel Group Co.
(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 277-4100
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On November 23, 2011, Royalton Europe Holdings LLC (“Royalton Europe”), a subsidiary of Morgans Hotel Group Co. (the “Company”), and Walton MG London Hotels Investors V, L.L.C. (“Walton MG London”), each of which owned a 50% equity interest in the joint venture that owned the Sanderson and St Martins Lane hotels, completed the sale of their respective equity interests in the joint venture for an aggregate of £192 million (or approximately $297 million) to Capital Hills Hotels Limited, a Middle Eastern investor with other global hotel holdings, pursuant to a purchase and sale agreement entered into on October 7, 2011. Also, parties to the sale were Morgans Group LLC, as guarantor for Royalton Europe, and Walton Street Real Estate Fund V, L.P., as guarantor for Walton MG London. A subsidiary of the Company will continue to operate the hotels under long-term management agreements. The terms of the management agreements, including extension options, have been extended to 2041 from 2027.
The Company received net proceeds of approximately $73.1 million, after applying a portion of the proceeds from the sale to retire the £99.5 million of outstanding mortgage debt secured by the hotels and payment of closing costs.
A copy of the purchase and sale agreement will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2011. The above description is a summary of the purchase and sale agreement and is qualified in its entirety by the complete text of the purchase and sale agreement.
In connection with the disposition, the Company is hereby filing, as Exhibit 99.1 hereto, unaudited pro forma consolidated financial statements of the Company as of and for the quarter ended September 30, 2011 as if the disposition had occurred as of the assumed dates set forth in the unaudited pro forma consolidated financial statements. Exhibit 99.1 is hereby incorporated by reference.
Item 9.01. Financial Statements and Exhibits.
(b) Pro Forma Financial Information.
Pro forma financial information pursuant to Article 11 of Regulation S-X is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
(d) Exhibits.

Exhibit Number	Description
99.1	Unaudited Pro Forma Consolidated Financial Statements of Morgans Hotel Group Co.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.
Date: November 30, 2011	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Unaudited Pro Forma Consolidated Financial Statements of Morgans Hotel Group Co.